Exhibit (a)(5)(i)

Cypress Announces Tender Offer for Convertible Notes

SAN JOSE, Calif., August 14, 2008 – Cypress Semiconductor Corp. (NYSE-CY) announced today that it has commenced an offer to purchase for cash (the “Offer”) up to all $599,994,000 aggregate principal amount of its outstanding 1.00% Convertible Senior Notes due September 15, 2009 (the “Notes”). The terms and conditions of the Offer are set forth in the Offer to Purchase dated August 14, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) to be distributed to holders of Notes.

The Offer is being made at a purchase price expressed in U.S. dollars (the “Purchase Price”) per $1,000 principal amount of Notes equal to the lesser of: (A) the sum of (i) the product (rounded to the nearest cent) of 41.841 (which is the current conversion rate of the Notes) and the arithmetic average of the daily volume-weighted average price (as described in the Offer to Purchase) of Cypress’s common stock for the ten trading days from and including Wednesday, August 27, 2008 to and including Wednesday, September 10, 2008 (the “Ten Day VWAP”), (ii) a premium specified in the Offer to Purchase based on the Ten Day VWAP and (iii) accrued and unpaid interest on the Notes from September 15, 2008 to, but excluding, the settlement date; and (B) $1,400.00. In any event, if the Ten Day VWAP is greater than $32.00, the Purchase Price will be $1,400. If the Ten Day VWAP is less than $17.00, the Purchase Price shall be $1,000.

The Offer is also subject to a maximum aggregate purchase price of $800,000,000 and if Notes that are validly tendered and not properly withdrawn have an aggregate purchase price greater than such maximum aggregate purchase price, Cypress will purchase such Notes on a pro rata basis.

The settlement of the Offer will occur after September 15, 2008, which is the next scheduled interest payment date for the Notes. Therefore, all holders of record of the Notes as of the record date on September 1, 2008 will receive the regularly scheduled interest payment on September 15, 2008. Holders whose Notes are accepted in the Offer will receive accrued and unpaid interest for such Notes from September 15, 2008 to, but excluding, the settlement date as part of the Purchase Price.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on Friday September 12, 2008, unless extended. The tender offer will not be contingent upon any minimum number of Notes being tendered. The tender offer, however, will be subject to certain conditions. None of Cypress, its board of directors, the dealer manager, the depositary, or the information agent is making any recommendations to holders of Notes as to whether to tender or refrain from tendering their Notes into the tender offer. Holders of Notes must decide how many Notes they will tender, if any.

The complete terms and conditions of the Offer is set forth in the Offer to Purchase and Letter of Transmittal that is being sent to holders of Notes. Holders are urged to read the tender offer documents carefully when they become available. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Georgeson Inc., at (866) 257-5448 (toll-free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the Offer. Questions regarding the Offer may be directed to Credit Suisse Securities (USA) LLC at (888) 537-0428 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT CYPRESS WILL DISTRIBUTE TO NOTEHOLDERS AFTER CYPRESS FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS “SCHEDULE TO” AND OFFER TO PURCHASE. NOTEHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. AFTER CYPRESS FILES ITS “SCHEDULE TO” AND OFFER TO PURCHASE WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2008, NOTEHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO,” THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT CYPRESS WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING GEORGESON INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT 1-866-257-5448. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Cypress:

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Forward Looking Statements:

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include statements regarding Cypress’s expectations regarding the timing for filing its Schedule TO, Offer to Purchase and other tender offer documents and launching and completing its tender offer for the Notes. These forward-looking statements are not guarantees and are subject to risks, uncertainties and assumptions that could cause the timing of the filing of the Schedule TO, Offer to Purchase and other tender documents and launching and completing the tender offer to differ materially and adversely from the timing expressed in the forward-looking statements in this press release. Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with the completion of the review and preparation of such filings and the review and completion of our application by the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to Cypress’s expectations as of the date hereof. Cypress undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Notwithstanding anything in this press release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995, do not apply to statements made in connection with a tender offer.

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